UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. 3)

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         14A-6(E)(2))

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                         COMPETITIVE TECHNOLOGIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   THE COMMITTEE TO RESTORE STOCKHOLDER VALUE
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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

The Committee to Restore Stockholder Value issued the following press release on January 19, 2007 at 12:04 pm:

                                                           For immediate release

               COMMITTEE TO RESTORE STOCKHOLDER VALUE EXPANDS LEAD IN PROXY CHALLENGE AGAINST COMPETITIVE TECHNOLOGIES

AUGUSTA, GA (JANUARY 19, 2007) THE COMMITTEE TO RESTORE STOCKHOLDER VALUE announced today that their slate of Directors for the Board of Competitive Technologies, Inc. (AMEX: CTT) have expanded their lead in the votes cast in the current proxy challenge. A total of approximately 2.56 million shares have voted for the Committee's slate versus approximately 1.74 million for the CTT current management. This clearly shows a majority of shareholder votes support the Committee slate.

The Committee believes that on the scheduled meeting date of January 16, 2007 a quorum, more than 50% of shares outstanding, was represented at the meeting and that the Committee had a majority of the shares cast. This information has been provided to the SEC. It is the Committee's opinion that there is no adjournment of the original meeting. The Committee continues to wait for IVS, Independent Voting Services, to provide a certified report of the votes present at the meeting.

In spite of the facts cited above, current management continues to award additional benefits to D.J. Freed, not in compliance with his contract. Announced management changes are meaningless in light of the legal and binding shareholder election that is taking place showing a majority of shares for the Committee's slate of Directors, and that a quorum is present for the suspended, not adjourned, Annual Meeting of CTT shareholders. The Committee believes that these results have placed their slate of directors in charge and responsible to the shareholders of CTT. It is time for the previous Board to step down and relinquish their positions.

As of last night, approximately 2.3 million of the approximate 7.7 million shares held by CTT shareholders through their bank or broker have been voted in favor of the Committee's slate, versus only approximately 1.7 million for the current management. Also, over approximately 0.25 million registered shares were voted for the Committee slate out of the approximately 0.32 million total registered shares eligible to vote. Additionally, approximately 0.13 million shares were voted as abstain for the current management, and approximately 0.02 million for the Committee. Approximately 4.4 million shares have voted, continuing to fulfill the quorum requirement of 50%, or just over 4.0 million shares. On the record date, November 20, 2006, there were approximately 8.0 million shares outstanding and eligible to vote.

UNTIL THIS ISSUE IS FULLY RESOLVED, SHAREHOLDERS ARE REMINDED THAT THEY MUST VOTE ON THE BLUE PROXY FOR THE COMMITTEE'S SLATE OF DIRECTORS FOR THE VOTE TO COUNT.

The Committee reminds CTT shareholders that if they are dissatisfied with the way in which the Annual Meeting on January 16, 2007 was conducted, or any other subsequent action by current CTT management, they can register a complaint by accessing the "File Tip or Complaint" section of the Investor Information portion of the Securities and Exchange website, www.sec.gov, or send a fax to 202 772 9295.

More information on the Committee's proxy filing (DFRN14A, filed by non-management on December 26, 2006) is available at the SEC website, www.sec.gov, under company filings. Any questions can be addressed by contacting the Committee.

Contact:     John  Derek  Elwin  III
Tel:         561  789  6449
Email:       restorevalue@yahoo.com